Exhibit 99.1

[ASTEA(R) LOGO]

For More Information Contact:

INVESTOR RELATIONS
Rick Etskovitz
Astea International, Inc.
215-682-2500
retskovitz@astea.com

For Immediate Release:

        Astea Announces Favorable NASDAQ Continued Listing Determination

Horsham, PA, September 18, 2003--Astea International Inc. (NASDAQ:ATEA), a global provider of Service Smart, Enterprise Proven CRM solutions, today announced that it has been notified by NASDAQ that the NASDAQ Listing Qualifications Panel (the "Panel") has determined to continue the listing of the Company's securities on the NASDAQ SmallCap Market. The notice follows a hearing held before the Panel on August 21, 2003, where Astea presented its plan of compliance, including a proposed reverse stock split. The one for five reverse split, after approval by stockholders at the Annual Meeting, was implemented on September 2, 2003. Since the effective date of the reverse split, the minimum bid price has remained well above the required one dollar minimum closing bid price. This recent trading history, including the ten consecutive day period required to regain compliance, was among the factors the Panel considered when reaching the decision to continue Astea's SmallCap listing.

Zack Bergreen, Chairman and CEO of Astea, said, "We are pleased that our reverse-split strategy helped us to regain compliance with NASDAQ. We are thankful to have this issue behind us and are excited with the outlook for the Company."

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About Astea International Inc.

Astea International Inc. (www.astea.com) is a global provider of service-focused CRM software that addresses the unique needs of companies who manage capital equipment, mission critical assets and human capital. The Astea Alliance CRM suite addresses the complete service lifecycle, from lead generation and project quotation to service and billing through asset retirement. It integrates and optimizes critical business processes for Sales & Marketing, Contact Center, Field Service, Depot Repair, Professional Services, Portals, Analytics and Mobile solutions. Astea has licensed applications to companies in a wide range of sectors including information technology, telecommunications, instruments & controls, business systems, and medical devices.

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(C)2003 Astea International Inc. Astea and Astea Alliance CRM are trademarks of
Astea International Inc. All other company and product names contained herein are trademarks of the respective holders.

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